Back to Contents

Contacts:

Aphton Investor Relations

(215) 218-4371

ir@aphton.com

Aphton Corporation Files For Bankruptcy

PHILADELPHIA, PA – May 23, 2006 – Aphton Corporation (NASDAQ: APHT) announced today that it has filed a voluntary petition under chapter 11, title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Company is seeking offers to purchase its assets out of bankruptcy. Any sale will be subject to Bankruptcy Court approval.

“We regret that circumstances have forced the company to file for chapter 11 bankruptcy protection. However, we appreciate the support we have received over the years from our employees, vendors, investors and collaborative partners,” stated Patrick Mooney, MD, Chairman and Chief Executive Officer of Aphton.

About Aphton

Aphton Corporation, headquartered in Philadelphia, Pennsylvania, is a biopharmaceutical company.

SOURCE: APHTON CORPORATION